First Advantage Bancorp

Report of Independent Registered Public Accounting
Firm and Consolidated Financial Statements

Years Ended December 31, 2012 and 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
First Advantage Bancorp
Clarksville, Tennessee

We have audited the accompanying consolidated balance sheets of First Advantage Bancorp and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, other comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Advantage Bancorp and subsidiaries as of December 31, 2012 and 2011, and the results of their operations, other comprehensive income, changes in stockholders' equity and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Jackson, Tennessee
March 8, 2013

First Advantage Bancorp
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	December 31,
	2012	2011
Assets
Cash and due from banks	$5,735	$7,651
Interest-bearing demand deposits with banks	11,905	1,680
Federal funds sold	2,525	1,425
Cash and cash equivalents	20,165	10,756

Available-for-sale securities, at fair value	54,667	70,279
Loans held for sale, at lower of cost or fair value	1,348	5,509
Loans, net of allowance for loan losses of $5,258 and $4,316 at December 31, 2012 and 2011, respectively	265,161	259,534
Premises and equipment, net	7,501	7,504
Other real estate owned, net	1,279	1,391
Federal Home Loan Bank stock, at cost	2,988	2,988
Accrued interest receivable	1,366	1,571
Income taxes refundable	404	2,789
Deferred tax asset, net	936	1,927
Other assets	1,891	1,901
Total assets	$357,706	$366,149

Liabilities and Shareholders' Equity

Liabilities
Deposits
Demand	$26,978	$28,062
Savings, checking and money market	133,722	134,360
Time certificates	89,751	70,162
Total deposits	250,451	232,584

Short-term borrowings	982	14,676
Federal Home Loan Bank advances	13,000	13,000
Long-term debt	25,000	35,000
Other liabilities	1,745	4,414
Total liabilities	291,178	299,674

Commitments and contingencies	-	-

Shareholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding at December 31, 2012 or 2011	-	-
Common stock, $0.01 par value, 50,000,000 shares authorized, 4,319,585 shares issued and 3,949,501 outstanding at December 31, 2012; 4,459,135 issued and 4,038,260 outstanding at December 31, 2011	43	45
Additional paid-in-capital	42,896	44,579
Common stock held by:
Nonqualified Deferred Compensation Plan	(1,825)	(1,845)
Employee Stock Ownership Plan	(2,526)	(2,860)
2008 Equity Incentive Plan	(779)	(1,107)
Retained earnings	26,429	24,900
Accumulated other comprehensive income, net	2,290	2,763
Total shareholders' equity	66,528	66,475
Total liabilities and shareholders' equity	$357,706	$366,149

First Advantage Bancorp
Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)
	Years Ended December 31,
	2012	2011
Interest and dividend income
Loans	$15,175	$14,505
Investment securities	2,418	2,905
Other	239	245
Total interest and dividend income	17,832	17,655
Interest expense
Deposits	1,792	2,137
Borrowings	1,431	1,766
Total interest expense	3,223	3,903
Net interest income	14,609	13,752
Provision for loan losses	1,468	967
Net interest income after provision for loan losses	13,141	12,785
Non-interest income
Service charges on deposit accounts and other fees	1,198	1,267
Net gains on sales of mortgage loans held for sale	1,040	973
Net realized gain on sales of available-for-sale securities	478	25
Insurance and brokerage commissions	189	121
Net realized gain on sales of other assets held-for-sale	538	-
Other	140	136
Total non-interest income	3,583	2,522
Non-interest expense
Salaries and employee benefits	6,698	6,292
Net occupancy expense	794	703
Equipment expense	720	722
Data processing fees	977	960
Professional fees	891	831
Marketing expense	383	563
Supplies and communication	393	341
Loan collection and repossession expense	167	38
Other	1,766	1,836
Total non-interest expense	12,789	12,286
Income before income taxes	3,935	3,021
Provision for income taxes	1,535	1,121
Net income	$2,400	$1,900
Per common share:
Basic net income per common share	$0.61	$0.47
Diluted net income per common share	$0.57	$0.44
Dividends declared per common share	$0.20	$0.20
Basic weighted average common shares outstanding	3,935,249	4,075,562
Diluted weighted average common shares outstanding	4,214,301	4,352,781

First Advantage Bancorp
Consolidated Statements of Other Comprehensive Income
(Dollars in thousands)

	Years Ended
	December 31,
	2012	2011

Net income	$2,400	$1,900

Net change in unrealized (loss) gain on available-for-sale securities	(1,482)	281
Less reclassification adjustment for realized gains included in income	(478)	(25)
Other comprehensive (losses) gains, before tax effect	(1,004)	306
Tax (benefit) expense	(531)	117
Other comprehensive (loss) income	(473)	189
Comprehensive income	$1,927	$2,089
See accompanying notes to unaudited condensed consolidated financial statements.

First Advantage Bancorp
Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2012 and 2011
(Dollars in thousands, except share and per share amounts)

					Common	Accumulated
			Additional		Stock	Other	Total
	Common Stock		Paid-in	Retained	Acquired by	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Benefit Plans	Income	Equity
Balance at January 1, 2011	4,632,494	$46	$46,626	$23,923	$(6,442)	$2,574	$66,727
Net income	-	-	-	1,900	-	-	1,900
Change in unrealized appreciation of available-for-sale securities, net of tax	-	-	-	-	-	189	189
Treasury stock purchase/retire	(228,638)	(2)	(2,921)	-	-	-	(2,923)
Issuance of retired Treasury stock issued for stock option exercises	55,279	1	569	-	-	-	570
Dividends paid ($0.20 per common share)	-	-	-	(923)	-	-	(923)
Purchase of shares by employee benefit plans	-	-	119	-	(119)	-	-
Release of shares by employee benefit plans	-	-	(656)	-	749	-	93
Stock-based compensation	-	-	842	-	-	-	842
Balance at December 31, 2011	4,459,135	45	44,579	24,900	(5,812)	2,763	66,475
Net income	-	-	-	2,400	-	-	2,400
Change in unrealized appreciation of available-for-sale securities, net of tax	-	-	-	-	-	(473)	(473)
Treasury stock purchase/retire	(139,550)	(2)	(1,810)	-	-	-	(1,812)
Dividends paid ($0.20 per common share)	-	-	-	(871)	-	-	(871)
Purchase of shares by employee benefit plans	-	-	92	-	(92)	-	-
Release of shares by employee benefit plans	-	-	(741)	-	774	-	33
Stock-based compensation	-	-	776	-	-	-	776
Balance at December 31, 2012	4,319,585	$43	$42,896	$26,429	$(5,130)	$2,290	$66,528

First Advantage Bancorp
Consolidated Statements of Cash Flows
(Dollars in thousands)
	Years Ended December 31,
	2012	2011
Operating Activities
Net income	$2,400	$1,900
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,468	967
Depreciation, amortization and accretion	849	817
Deferred income taxes	1,375	64
Funding of mortgage loans held for sale	(42,509)	(39,673)
Proceeds from sales of mortgage loans held for sale	47,710	38,292
Net gains on sales of mortgage loans held for sale	(1,040)	(973)
Net gains on sale of available-for-sale securities	(478)	(25)
Net loss on disposal of premises and equipment	20	41
Net loss (gain) on sale of foreclosed assets	60	(10)
Net gain on assets held-for-sale	(538)	-
Stock-based compensation	776	842
Decrease in other assets	2,580	242
Decrease in other liabilities	(2,669)	(1,667)
Net cash provided by operating activities	10,004	817
Investing Activities
Proceeds from maturities of other investments	-	3,486
Purchases of securities available-for-sale	(11,487)	(21,473)
Proceeds from call/maturities and repayments of securities available-for-sale	25,854	23,873
Proceeds from sales of securities available-for-sale	478	1,864
Net increase in loans	(8,268)	(23,434)
Purchase of premises and equipment	(625)	(570)
Proceeds from sale of other assets held-for-sale	738	-
Proceeds from sale of other real estate owned and repossessed assets	1,225	140
Net cash provided by (used in) investing activities	7,915	(16,114)
Financing Activities
Net (decrease) increase in demand deposits, savings, checking, and money market accounts	(1,722)	21,882
Net increase (decrease) in time deposits	19,589	(8,802)
Net (decrease) increase in short-term borrowings	(13,694)	8,461
Principal paid on long-term debt	(10,000)	-
Cash paid for dividends	(871)	(923)
Stock repurchased/retired - repurchase program	(1,812)	(2,923)
Proceeds from stock option exercises	-	570
Net cash (used in) provided by financing activities	(8,510)	18,265
Increase in Cash and Cash Equivalents	9,409	2,968
Cash and Cash Equivalents, Beginning of Year	10,756	7,788
Cash and Cash Equivalents, End of Year	$20,165	$10,756

Supplemental Cash Flow Information
Interest paid	$3,276	$3,963
Income taxes (refunded) paid, net	$(2,273)	$2,204
Other real estate owned acquired through foreclosure of real estate loans	$1,173	$1,391

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

First Advantage Bancorp is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, First Advantage Bank. The Bank has one inactive wholly owned subsidiary, First Financial Mortgage Corporation  The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Clarksville and Nashville, Tennessee and surrounding areas.  The Bank is subject to the regulation of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

The accounting and financial reporting policies the Company follows conform, in all material respects, to accounting principles generally accepted in the United States of America. Certain items in prior period financial statements have been reclassified to conform to the current presentation although not impacting the annual report for net income or stockholder’s equity.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank and its wholly owned subsidiary First Financial Mortgage Corporation (collectively referred to as the “Company”).  All significant inter-company accounts and transactions have been eliminated in consolidation.  First Financial Mortgage Corporation is an inactive subsidiary and, therefore, its operations are not material to the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Examples of numbers relying on management estimates include Allowance for Loan and Lease Loss, OREO resale values, the useful lives of fixed assets, and fair market value of securities.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value.  Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income. The Company does not hold any held-to-maturity securities, which would include any security for which the Company has the positive intent and ability to hold until maturity.  The Company does not hold any trading securities, which would include any security held for resale in anticipation of short-term market movements. Management determines the appropriate classification of securities at the time of purchase.

Interest income includes amortization of purchase premiums and discounts.  Realized gains and losses are derived from the amortized cost of the security sold.  Declines in fair value of available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Mortgage loans held for sale originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.  Gains and losses are realized at the time consideration is received and all other criteria for sales treatment have been met.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoffs, are reported at their outstanding unpaid principal balances and adjusted for any charge-offs net of, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.  Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Generally, the accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions.  When interest accrual is discontinued, all unpaid accrued interest is reversed.  Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due.  Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Prior to 2004, the Bank sold mortgage loans to the Government National Mortgage Association (GNMA) in the normal course of business and retained the servicing rights. The GNMA programs under which the loans were sold allowed us to repurchase individual delinquent loans that meet certain criteria from the securitized loan pool. At the Bank’s option, and without GNMA's prior authorization, the Bank may repurchase a delinquent loan for an amount equal to 100% of the remaining principal balance on the loan. Once the Bank has the unconditional ability to repurchase a delinquent loan, the Bank is deemed to have regained effective control over the loan and the Bank is required to recognize the loan on the balance sheet and record an offsetting liability, regardless of the intent to repurchase the loan. At December 31, 2012 residential real estate portfolio loans included $126 of loans available for repurchase under the GNMA optional repurchase programs with the offsetting liability recorded within other short-term borrowings.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others, with mortgage servicing rights fully amortized, were $11,253 and $14,772 at December 31, 2012 and December 31, 2011, respectively.

Part of the Bank’s loan portfolio is pledged as collateral for borrowing arrangements with the Federal Home Loan Bank and the Federal Reserve.  These loans must meet certain requirements to qualify as pledged.  At December 31, 2012 the total of pledged loans was $153.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have been incurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and represents management’s best estimate of probable losses inherent in the loan portfolio.   An allowance is established for loans that are not currently considered impaired in order to recognize the inherent or incurred losses associated with lending activities. This historical valuation allowance is determined through two steps. First, an estimate of potential losses on the portfolio is created by analyzing historical losses for each loan category. Historical losses are calculated using both internal and peer group loss information. Internal loss history is calculated using the average of five years of actual losses. This is combined with the peer group loss data to create a range from which the Company selects a reserve amount for each portfolio based upon management’s professional judgment and experience within the particular segment. Second, additional significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date are considered. These significant factors may include changes in lending policies and procedures; international, national, regional and local economic conditions; changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management; changes in the volume of past dues, non-accruals and classified assets; changes in the quality of the loan review system; changes in the value of underlying collateral for collateral dependent loans; concentrations of credit, and other factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement.  Accrual of interest and subsequent cash receipts on impaired loans are generally recorded in the same manner as nonaccrual loans. No interest income was recognized on non-accrual or impaired loans on a cash basis during 2012 or 2011. Loans are charged-off when the loss is confirmed.  Factors considered by management in determining impairment include payment status, collateral value, overall industry trends, customer management experience, balance sheet ratios, guarantor credit scores and the probability of collecting scheduled principal and interest payments when due. Loans are considered for impairment when they reach “substandard” or “doubtful” classification (see further discussion of these classifications in Note 5) or when management becomes aware of conditions existing at the balance sheet date that would make it probable that a loss has been incurred. Loans that experience insignificant payment delays and payment shortfalls are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Management may consider restructuring debt if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession in rate or term to the borrower that we would not otherwise consider. To determine whether or not a borrower is experiencing financial difficulties, management would consider the following factors: whether the borrower is in default, whether the borrower has declared (or will declare) bankruptcy, whether there is significant doubt about continuity of the borrower’s business, whether borrower’s cash flows are sufficient to service debt with existing terms, whether borrower is able to obtain funds from another bank at current market rates, and whether borrower’s securities are under threat of delisting from exchange if applicable. All Troubled Debt Restructures must be approved by the Executive Committee.

The Company only evaluates non-homogenous loans for potential impairment. The non-homogenous loan types are the construction and commercial portfolio segments. Large groups of smaller balance homogenous loans are not evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements.

Specific risk characteristics relevant to each portfolio segment are as follows:

One-to-four family loans - A portion of the one-to-four family loans have adjustable-rates. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Multi-family and nonresidential real estate loans - Loans secured by multi-family and nonresidential real estate generally have larger balances and involve a greater degree of risk than one-to-four family residential mortgage loans. Of primary concern in multi-family and nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and nonresidential real estate loans. In reaching a decision on whether to make a multi-family or nonresidential real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. An environmental survey or environmental risk insurance is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Construction and Land loans - Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment if liquidation is required. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land loans have substantially similar risks to speculative construction loans.

Consumer loans - Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are secured by assets that depreciate rapidly, such as motor vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability and, therefore, are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Commercial loans - Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment income or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Monitoring

The Company monitors the credit quality of its loan portfolio on an ongoing basis. The responsibility to monitor credit quality of the loan portfolio begins with the Company’s board of directors. This is accomplished by the following as it relates specifically to the loan portfolio’s credit quality: review and approve a quarterly schedule of reports on portfolio composition and credit quality provided by management, review charge-offs as proposed by management, review and approve reports from the loan review function, and review and approve the adequacy of the Company’s allowance for loan losses and related provision.

The board of directors also created an Asset Quality Review Committee (“AQRC”) comprised of appropriate and qualified management personnel from executive management including the Chief Executive Officer, President, Chief Lending Officer, Chief Credit Officer, Chief Financial Officer and the Credit Administration Manager. This management committee was created with the purpose of managing the quality of the loan portfolio of the Company and keeps the board of directors informed of any changes in risk levels. The AQRC monitors standard indicators of risk such as past dues, credit extensions, policy exceptions, concentrations of industry and loan types, concentrations to individual borrowers and other relevant statistical measures of asset quality. The AQRC is also responsible for recommending and approving loan risk rating changes. The AQRC approves all charge-offs as recommended by the Chief Credit Officer and reports these to the board of directors. Each quarter the committee reviews, with the assistance of loan officers, in order to understand and approve the proposed action plans and the projection of the future balance of assets adversely classified. The results and action plans along with the projected balances are reported to the board of directors.

The board of directors also has established, for purposes of monitoring credit quality of the loan portfolio, a credit administration function which is headed by the Chief Credit Officer (“CCO”). The CCO is the custodian of the Company’s credit quality and is the chairperson of the AQRC. The CCO is responsible for portfolio monitoring and reporting which includes: policy compliance, approval and tracking of policy exceptions, portfolio composition, concentrations, asset quality ratings, criticized loans, delinquencies, nonaccruals and charge-offs.  The CCO also determines the adequacy of the allowance for loan losses and leads problem loan resolution.

The final item that the board of directors initiated in regards to monitoring credit quality of the loan portfolio is to hire an independent loan review function (“Loan Review”). The purpose of Loan Review is to conduct periodic loan reviews and an annual review of loan policies and procedures, and report any findings to the audit committee of the board of directors.  Annually, Loan Review prepares and presents to the AQRC the Loan Review Plan to define the scope of the review to independently assure the following: timely and accurate assignment of asset quality ratings, compliance with the Company’s loan policies and procedures, accuracy of portfolio information and credit statistics provided to the Board, adequacy of the allowance for loan losses, documentation and enforceability of borrower obligations and the Company’s interest in underlying collateral.

Derivatives

The Bank enters into interest rate lock commitments, which are commitments to originate mortgage loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate.  Accordingly, such commitments are recorded at estimated fair value with changes in fair value recorded in “Net gains on sales of loans held for sale” on the Consolidated Statements of Operations and do not qualify for hedge accounting.  The Bank also has corresponding forward sale commitments related to these interest rate lock commitments, which are recorded at fair value with changes in fair value recorded in “Net gains on sales of loans held for sale” on the Consolidated Statements of Operations and do not qualify for hedge accounting.  See Note 16 for additional information related to interest rate lock and forward sale commitments.

Premises and Equipment

Land is carried at cost.  Building and improvements, and furniture and equipment are carried at cost, less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

Federal Home Loan Bank Stock

Federal Home Loan Bank (“FHLB”) stock is a required investment for institutions that are members of the FHLB system.  The required investment in the common stock is based on a predetermined formula.  The Bank reports its investment in the FHLB stock at cost and evaluated for impairment based on the ultimate recoverability of the investment.

Other Real Estate Owned

Other real estate owned and repossessed assets which is acquired through, or in lieu of, foreclosure is held for sale and is initially recorded at  fair value, less estimated selling cost when acquired, establishing a new cost basis.  Costs after acquisition are generally expensed.  Any decline in fair value of the asset is recorded through expense.  The valuation of other real estate owned is subjective in nature and may be adjusted in the future because of changes in economic conditions.

  Securities Sold Under Agreements to Repurchase

The Company sells certain securities under agreements to repurchase.  The agreements are treated as collateralized financing transactions and the obligations to repurchase securities sold are reflected as a liability in the accompanying consolidated balance sheets.  The dollar amount of the securities underlying the agreements remains in the asset accounts.

Advertising and Marketing Expenses

Advertising and marketing costs are expensed as incurred.  At December 31, 2012 marketing expense was $383 compared to $563 at December 31, 2011.

Income Taxes

Income tax expense is the total of the current year’s income tax due or refundable and the change in deferred tax assets and liabilities (excluding components of other comprehensive income).  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized.  Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years.  Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized.  The Company and its subsidiaries recognize tax expense based on income attributable to each and in 2012 will file consolidated income tax returns.

Rabbi Trust

The Company established a rabbi trust to fund its Nonqualified Deferred Compensation Plan. The Company accounts for these plans in accordance with FASB’s ASC 718 “Share-Based Payment.” Until the plan benefits are paid, creditors may make claims against the assets if the Company becomes insolvent.  See Note 13 for additional information.

Stock-Based Compensation

The Company accounts for its stock-based compensation plans in accordance with FASB’s ASC 718 “Share-Based Payment.”  Compensation expense for stock options, non-vested stock awards and restricted stock is based on the fair value of the award on the measurement date, which, for the Company, is the date of the grant and is recognized ratably over the service period of the award.  The fair value of stock options granted is estimated using the Black-Scholes option-pricing model.  The fair value of non-vested stock awards and restricted stock is generally the market price of the Company’s stock.  Forfeited and expired options and forfeited shares of restricted stock become available for future grants.  See Note 13 for additional information.

Comprehensive Income

Comprehensive income includes all changes in shareholders’ equity during a period, except those resulting from transactions with shareholders.  Besides net income, other components of the Company’s comprehensive income include after tax effect of changes in the net unrealized gain/loss on securities available for sale.

Bank Owned Life Insurance

The Company has purchased single-premium life insurance policies on certain former directors of the Company.  The net cash surrender value of those polices is classified in other assets.  Changes in the value of the insurance policies are classified in non-interest income.

Transfers of Financial Assets

Transfers of financial assets (which includes loan participations) are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Fair Value Measurements

FASB’s ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  In general, fair values of financial instruments are based upon quoted market prices, where available.  If such quoted market prices are not available, fair value is primarily determined by matrix pricing, and in some cases, fair value is determined by an independent third party.  Valuation adjustments may be made to ensure that financial instruments are recorded at fair value.  These adjustments may include amounts to reflect counterparty credit quality as well as unobservable parameters.  Any such valuation adjustments are applied consistently over time.

Earnings Per Common Share

Basic earnings per share (“EPS”) is calculated by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted EPS is computed in a manner similar to that of basic EPS except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents (such as stock options and unvested restricted stock) were vested during the period. The weighted average  common shares outstanding equals the gross number of common shares issued less unallocated shares held by the  ESOP, nonvested restricted stock awards under the Company’s 2007 Deferred Compensation Plan and nonvested restricted stock awards under the Company’s 2008 Equity Incentive Plan.  Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares to be issued include any restricted shares authorized under the Company’s 2007 Deferred Compensation Plan and the 2008 Equity Incentive Plan.  Unallocated common shares held by the ESOP are shown as a reduction in stockholders’ equity and are included in the weighted-average number of common shares outstanding for diluted EPS calculations as they are committed to be released.

Recently Issued Accounting Standards

ASU 2011-11, “Balance Sheet (Topic 210) - “Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 amends Topic 210, “Balance Sheet,” to require an entity to disclose both gross and net information about financial instruments, such as sales and repurchase agreements and reverse sale and repurchase agreements and securities borrowing/lending arrangements, and derivative instruments that are eligible for offset in the statement of financial position and/or subject to a master netting arrangement or similar agreement. ASU 2011-11 is effective for annual and interim periods beginning on January 1, 2013, and is not expected to have a significant impact on the Company’s consolidated financial position, results of operation, cash flows, or disclosures.

ASU 2013-02 “Comprehensive Income (Topic 220) - Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. Substantially all of the information that this Update requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. However, the new requirement about presenting information about amounts reclassified out of accumulated other comprehensive income and their corresponding effect on net income will present, in one place, information about significant amounts reclassified and, in some cases, cross-references to related footnote disclosures. Prior to implementation of ASU 2013-02, this information was presented in different places throughout the financial statements. ASU 2013-02 is effective for reporting periods beginning after December 15, 2012 and is not expected to have a significant impact on the Company’s consolidated financial position, results of operations, or cash flows.

Note 2:	Earnings Per Common Share

The following table presents the calculation of basic and diluted earnings per common share.

	Year Ended December 31,
	2012	2011

Net income	$2,400	$1,900

Weighted-average shares - Basic EPS	3,935,249	4,075,562
Weighted-average restricted shares -
2008 Equity Incentive Plan	163,562	178,320
Weighted-average shares -
ESOP committed to be released - diluted EPS	115,490	98,899
Weighted-average shares - Diluted EPS	4,214,301	4,352,781
Basic earnings per common share	$0.61	$0.47
Diluted earnings per common share	$0.57	$0.44

For the year ended December 31, 2012, options to purchase 37,500 shares were outstanding but were not included in the computation of diluted EPS because the options’ common stock equivalents were antidilutive.

Note 3:	Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposits for certain correspondent relationships.  There was no reserve required at December 31, 2012 or 2011.

Note 4:	Securities

The amortized cost and approximate fair values of available-for-sale securities as of December 31, 2012 and 2011 are summarized below:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

December 31, 2012
U.S. Treasury	$4,651	$1,084	$-	$5,735
U.S. Government agencies and corporations	6,988	23	(15)	6,996
Mortgage-backed securities	26,306	1,886	-	28,192
Collateralized mortgage obligations	2,304	-	(9)	2,295
State and political subdivisions	10,708	750	(9)	11,449
Total	$50,957	$3,743	$(33)	$54,667

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

December 31, 2011
U.S. Treasury	$4,692	$1,383	$-	$6,075
U.S. Government agencies	8,000	22	-	8,022
Mortgage-backed securities	40,097	2,799	-	42,896
Collateralized mortgage obligations	2,611	-	(121)	2,490
State and political subdivisions	10,163	463	(7)	10,619
Corporate debt securities	2	175	-	177
Total	$65,565	$4,842	$(128)	$70,279

The mortgage-backed securities are backed by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal National Mortgage Association (“Fannie Mae”) and Government National Mortgage Association (“GNMA”).  None of the mortgage-backed securities are privately issued.

Collateralized mortgage obligations (“CMOs”) are mortgage derivatives and the CMOs owned by the Bank are classified as “low risk” under regulatory guidelines.  CMOs are subject to the effects of interest rate risk.  The Bank does not purchase CMOs at any significant premium over par value to limit certain prepayment risks.

The amortized cost and fair value of securities at December 31, 2012 and 2011, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2012		December 31, 2011
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Within one year	$-	$-	$-	$-
One to five years	6,962	8,243	5,698	7,183
Five to ten years	2,751	2,950	2,608	2,811
After ten years	14,938	15,282	17,162	17,389
	24,651	26,475	25,468	27,383
Mortgage-backed securities	26,306	28,192	40,097	42,896
Total	$50,957	$54,667	$65,565	$70,279

The carrying value of securities pledged as collateral to secure public deposits, borrowings and for other purposes, was $40,602 at December 31, 2012, and $60,874 at December 31, 2011.

Gross gains of $478 and $25 and gross losses of $-0- and $-0- resulting from sales of securities were realized for the years ended December 31, 2012 and 2011, respectively.  Taxes on gross gains of the sale of securities were $183 and $10 for the years ended December 31, 2012 and December 31, 2011, respectively, and taxes on gross losses were $-0- for each year.

Declines in fair value of available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Based on an evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value of the Company’s U.S. Government agencies, mortgage-backed securities, state and political subdivisions and collateralized mortgage obligation investments are temporary.

The Company continuously assesses individual securities as part of its ongoing portfolio management, including the identification of other-than-temporary declines in fair value.  The other-than-temporary assessment includes reviewing the extent and duration of declines in fair values of investments, the seniority and duration of the securities, historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings and macro-economic changes, including government policy initiatives.

As of December 31, 2012,  management does not have the intent to sell any of the securities classified as available-for-sale in the table below and believes that it is more likely than not that the Company will not have to sell any such securities before recovery of fair value.  The unrealized losses are largely due to increases in market interest rates over yields available at the time the underlying securities were purchased.  The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline.  Management does not believe any of the securities are impaired due to reasons of credit quality.  Accordingly, as of December 31, 2012, management believes the impairments detailed in the table below are temporary and no other-than-temporary impairment should be recorded in the Company’s consolidated financial statements.

The following table shows the gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012 and 2011:

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses

U. S. Government agencies and corporations	$2,985	$(15)	$-	$-	$2,985	$(15)
Collaterized mortgage obligations	2,295	(9)	-	-	2,295	(9)
State and political subdivisions	497	(9)	-	-	497	(9)
Total	$5,777	$(33)	$-	$-	$5,777	$(33)

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses

Collaterized mortgage obligations	$2,490	$(121)	$-	$-	$2,490	$(121)
State and political subdivisions	766	(7)	-	-	766	(7)
Total	$3,256	$(128)	$-	$-	$3,256	$(128)

Note 5:	Loans and Allowance for Loan Losses

Loans as of December 31, 2012 and 2011 are summarized below:

	At December 31,
	2012		2011
	Amount	Percent	Amount	Percent

Real estate loans:
Permanent loans:
One-to-four family	$49,290	18.2%	$44,813	17.0%
Multi-family	17,600	6.5	16,695	6.3
Nonresidential	102,581	38.0	98,278	37.3
Construction loans:
One-to-four family	20,920	7.7	18,618	7.1
Multi-family	2,828	1.0	2,357	0.9
Nonresidential	10,311	3.8	6,753	2.5
Land loans	28,070	10.4	25,409	9.6
Total real estate loans	231,600	85.6	212,923	80.7

Consumer:
Home equity loans and lines of credit	18,678	6.9	19,722	7.5
Auto loans	452	0.2	429	0.2
Deposit loans	216	0.1	321	0.1
Overdrafts	33	-	77	-
Other	1,036	0.4	1,828	0.7
Total consumer loans	20,415	7.6	22,377	8.5

Commercial loans	18,454	6.8	28,462	10.8

Total loans	270,469	100.0%	263,762	100.0%
Allowance for loan losses	(5,258)		(4,316)
Net deferred loan (fees) costs	(50)		88
Loans receivable, net	$265,161		$259,534

The following table details allowance for loan losses and recorded investment in loans by portfolio segment for the years ended December 31, 2012 and 2011:

Allowance for Credit Losses and Recorded Investment in Financing Receivables

	One-to-Four	Multi-family/			Consumer
	Family	Nonresidential	Construction	Land	and Other	Commercial	Unallocated	Total

Year Ended December 31, 2012
Allowance for credit losses:
Beginning balance	$476	$1,063	$400	$614	$296	$1,467	$-	$4,316
Charge offs	(239)	-	(31)	-	(43)	(229)	-	(542)
Recoveries	-	6	-	-	2	7	-	15
Provision (Credit)	163	1,783	31	(92)	(3)	(413)	-	1,469
Ending balance	$400	$2,852	$400	$522	$252	$832	$-	$5,258

Year Ended December 31, 2011
Allowance for credit losses:
Beginning balance	$545	$1,061	$325	$730	$250	$738	$-	$3,649
Charge offs	(18)	(9)	(32)	-	(45)	(236)	-	(340)
Recoveries	-	-	-	-	8	32	-	40
Provision (Credit)	(51)	11	107	(116)	83	933	-	967
Ending balance	$476	$1,063	$400	$614	$296	$1,467	$-	$4,316

Allowance for Loan Losses and Recorded Investment in Loans
As of December 31, 2012
(Dollars in thousands)

	One-to-Four	Multi-family/			Consumer
	Family	Nonresidential	Construction	Land	and Other	Commercial	Unallocated	Total

Allowance for loan losses:

Ending balance individually evaluated for impairment	$-	$938	$-	$-	$177	$-	$-	$1,115
Ending balance collectively evaluated for impairment	400	1,914	400	522	75	832	-	4,143
Ending Balance	$400	$2,852	$400	$522	$252	$832	$-	$5,258

Loans:

Ending balance individually evaluated for impairment	$586	$4,376	$-	$-	$-	$486	$-	$5,448
Ending balance collectively evaluated for impairment	48,704	115,805	34,059	28,070	20,415	17,968	-	265,021
Ending balance	$49,290	$120,181	$34,059	$28,070	$20,415	$18,454	$-	$270,469

Allowance for Loan Losses and Recorded Investment in Loans
As of December 31, 2011
(Dollars in thousands)

	One-to-Four	Multi-family/			Consumer
	Family	Nonresidential	Construction	Land	and Other	Commercial	Unallocated	Total

Allowance for loan losses:

Ending balance individually evaluated for impairment	$50	$-	$-	$-	$117	$394	$-	$561
Ending balance collectively evaluated for impairment	426	1,063	400	614	179	1,073	-	3,755
Ending Balance	$476	$1,063	$400	$614	$296	$1,467	$-	$4,316

Loans:

Ending balance individually evaluated for impairment	$655	$237	$-	$-	$204	$820	$-	$1,916
Ending balance collectively evaluated for impairment	44,158	114,736	27,728	25,409	22,173	27,642	-	261,846
Ending balance	$44,813	$114,973	$27,728	$25,409	$22,377	$28,462	$-	$263,762

    The following table shows credit quality indicators at December 31, 2012 and 2011:

Credit Quality Indicators as of December 31, 2012

	One-to-Four	Multi-family/			Consumer
	Family	Nonresidential	Construction	Land	and Other	Commercial	Total

Corporate Credit Exposures
Credit Risk Profile by Internally Assigned Grade

Grade:
Pass	$47,522	$112,501	$34,059	$26,907	$20,234	$17,758	$258,981
Special mention	428	1,350	-	1,163	56	166	3,163
Substandard	1,340	6,330	-	-	125	530	8,325
Doubtful	-	-	-	-	-	-	-
Total	$49,290	$120,181	$34,059	$28,070	$20,415	$18,454	$270,469

Credit Quality Indicators as of December 31, 2011

	One-to-Four	Multi-family/			Consumer
	Family	Nonresidential	Construction	Land	and Other	Commercial	Total

Corporate Credit Exposures
Credit Risk Profile by Internally Assigned Grade

Grade:
Pass	$41,534	$111,213	$26,403	$25,195	$21,971	$27,353	$253,669
Special mention	840	1,398	137	168	163	472	3,178
Substandard	2,439	2,362	1,188	46	243	426	6,704
Doubtful	-	-	-	-	-	211	211
Total	$44,813	$114,973	$27,728	$25,409	$22,377	$28,462	$263,762

Credit risk by internally assigned grade

Loans assigned a grade of “Pass” range from loans with virtually no risk of default to loans including some or all of the following characteristics: borrower generally generates sufficient but strained cash flows to fund debt service, key ratios are generally slightly worse than peers, earnings may be trending downward, borrower is currently performing as agreed, risk of default is higher than normal but with prospects for improved financial performance, some borrower management team weaknesses may be evident, loans are protected by collateral that can be liquidated, industry outlook may be trending down but is generally acceptable.

Loans assigned a grade of “Special mention” characteristics include, but are not limited to, the following: weakened due to negative trends in the balance sheet and income statement, current cash flow may be insufficient to meet debt service, existence of documentation deficiencies, potential risk of payment default, collateral coverage is minimal, financial information may be inadequate to show the recent condition of the borrower, management of the borrower may not be adequately qualified or have limited experience, turnover in key positions and industry outlook is generally negative with reasonable expectations of a turnaround within 12 to 18 months.

Loans assigned a grade of “Substandard” characteristics include, but are not limited to, the following:  payment default and /or loss is possible but not yet probable, cash flow is insufficient to service debt, there is a likelihood that the collateral will have to be liquidated and/or the guarantor will be called upon to repay the debt, collateral coverage is marginal or nonexistent, guarantor has limited outside worth and is highly leveraged, management of the borrower has no prior experience with similar activities, capital base is weak and insufficient to absorb continuing losses and industry outlook is generally negative with reasonable expectations of a turnaround within 18 to 24 months.

Loans assigned a grade of “Doubtful” include all of the characteristics of “Substandard”, but available information suggests it is unlikely that the loan will be paid back in its entirety. Cash flows are insufficient to service the debt, the borrower has had a series of substantial losses, key ratios are at unacceptable levels, and industry outlook is negative with an undeterminable recovery time. If the current adverse trends continue, it is unlikely the borrower will have the ability to meet the terms of the loan agreement. The probability of incurring a loss is greater than 50%. All loans classified as doubtful are placed on nonaccrual status.

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2012.

Credit risk by payment activity

Loans that do not receive an internally assigned grade are separated into two categories: performing and nonperforming. Performing loans are generally abiding by the terms of their loan contract and are less than 90 days past due. Loans are deemed nonperforming typically when they reach nonaccrual status or are 90 days past due or greater. The information presented by payment activity is updated as of December 31, 2012 based upon past due status as of that date.

The following table shows an aging analysis of past due loans as of December 31, 2012 and 2011:

Age Analysis of Past Due Loans
As of December 31, 2012

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans >90 Days and Accruing
One-to-four family	$871	$245	$603	$1,719	$47,571	$49,290	$-
Multifamily/nonresidential	427	-	791	1,218	118,963	120,181	-
Construction	-	-	-	-	34,059	34,059	-
Land	-	-	-	-	28,070	28,070	-
Consumer and other	144	9	17	170	20,245	20,415	-
Commercial	188	69	320	577	17,877	18,454	-
Total	$1,630	$323	$1,731	$3,684	$266,785	$270,469	$-

Age Analysis of Past Due Loans
As of December 31, 2011

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Loans >90 Days and Accruing
One-to-four family	$889	$172	$1,300	$2,361	$42,452	$44,813	$-
Multifamily/nonresidential	-	237	-	237	114,736	114,973	-
Construction	292	-	-	292	27,436	27,728	-
Land	-	-	-	-	25,409	25,409	-
Consumer and other	303	23	159	485	21,892	22,377	-
Commercial	269	189	385	843	27,619	28,462	-
Total	$1,753	$621	$1,844	$4,218	$259,544	$263,762	$-

The following tables set forth details regarding impaired loans at December 31, 2012 and 2011:

Impaired Loans
For the Year Ended December 31, 2012
(Dollars in thousands)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment Year To Date	Interest Income Recognized Year To Date
With no related allowance recorded:
One-to-four family	$586	$586	$-	$587	$13
Multifamily/nonresidential	631	631	-	633	20
Construction	-	-	-	-	-
Land	-	-	-	-	-
Consumer and other	-	-	-	-	-
Commercial	-	-	-	-	-
Subtotal	1,217	1,217	-	1,220	33

With an allowance recorded:
One-to-four family	-	-	-	-	-
Multifamily/nonresidential	3,745	3,745	938	3,806	52
Construction	-	-	-	-	-
Land	-	-	-	-	-
Consumer and other	-	-	-	-	-
Commercial	486	551	177	562	21
Subtotal	4,231	4,296	1,115	4,368	73

Total:
One-to-four family	586	586	-	587	13
Multifamily/nonresidential	4,376	4,376	938	4,439	72
Construction	-	-	-	-	-
Land	-	-	-	-	-
Consumer and other	-	-	-	-	-
Commercial	486	551	177	562	21
Total	$5,448	$5,513	$1,115	$5,588	$106

Impaired Loans
For the Year Ended December 31, 2011
( Dollars in thousands)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment Year To Date	Interest Income Recognized Year To Date
With no related allowance recorded:
One-to-four family	$-	$-	$-	$-	$-
Multifamily/nonresidential	237	237	-	237	-
Construction	-	-	-	-	-
Land	-	-	-	-	-
Consumer and other	-	-	-	-	-
Commercial	166	218	-	166	-
Subtotal	403	455	-	403	-

With an allowance recorded:
One-to-four family	655	655	50	659	28
Multifamily/nonresidential	-	-	-	-	-
Construction	-	-	-	-	-
Land	-	-	-	-	-
Consumer and other	203	203	117	204	7
Commercial	655	675	394	681	22
Subtotal	1,513	1,533	561	1,544	57

Total:
One-to-four family	655	655	50	659	28
Multifamily/nonresidential	237	237	-	237	-
Construction	-	-	-	-	-
Land	-	-	-	-	-
Consumer and other	203	203	117	204	7
Commercial	821	893	394	847	22
Total	$1,916	$1,988	$561	$1,947	$57

At December 31, 2012 and 2011, $73 and $-0-,respectively, of interest was recognized on impaired loans on a cash basis.

The following table sets forth loans on nonaccrual status as of December 31, 2012 and 2011:

Nonaccrual Loans
	December 31,
	2012	2011
One-to-four family	$720	$2,135
Multifamily/nonresidential	6,437	-
Construction	-	-
Land	-	-
Consumer and other	75	254
Commercial	319	399
	$7,551	$2,788

Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations, which typically occurs when principal and interest payments are 90 days past due.  Had non-accrual loans performed in accordance with their original contract terms, the Company would have recognized additional interest income, net of tax, of approximately $41 in 2012 and $68 in 2011.

The following tables set forth information about modifications which were considered troubled debt restructurings (“TDRs”) as of December 31, 2012 and December 31, 2011.

Modifications
As of December 31, 2012

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructurings
One-to-four family	1	$168	$160
Multi-family and nonresidential	1	3,103	2,954
Commercial	2	127	125
Total	4	$3,398	$3,239

Troubled Debt Restructurings That Subsequently Defaulted	Number of Contracts	Pre-Modification Outstanding Recorded Investment
Troubled debt restructurings
Commercial	1	$67

Modifications
As of December 31, 2011

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructurings
One-to-four family	1	$168	$165
Consumer and other	1	40	40
Commercial	2	237	231
Total	4	$445	$436

Troubled Debt Restructurings That Subsequently Defaulted	Number of Contracts	Pre-Modification Outstanding Recorded Investment
Troubled debt restructurings
One-to-four family	1	$168

Loans characterized as TDRs totaled $3,239 at December 31, 2012, compared to $436 at December 31, 2011. The allowance allocated to TDRs, excluding specifically-impaired loans referred to above, totaled $0 at both December 31, 2012 and 2011. The TDR total at December 31, 2012 is comprised of two performing and two nonperforming loans.  The significant increase in TDR loans occurred during the third quarter of 2012, when one non-residential commercial real estate loan totaling $3,097 was restructured as a TDR and the Bank advanced additional funds to the borrowers in order to cover property taxes for the years 2010 and 2011.  Additionally, during the third quarter, the Bank received an appraisal which indicated a shortfall in the value of the collateral by which this loan is secured, consequently a specific impairment of $888 was recorded.  This loan continues to pay based on the contractual terms and is not past due.  Management believes that the specific reserves carried at December 31, 2012 were adequate to cover potential future losses related to this relationship at that date. At December 31, 2012, one TDR consisted of a single family residential loan in the amount of $160.  This loan was reported to be in foreclosure eligibility status at December 31, 2011; however, during the first quarter of 2012 the loan was brought current by the customer and foreclosure proceedings were ceased.  Management continues to monitor the status of this loan.  The remaining TDRs consist of two commercial loans which totaled $125 at December 31, 2012.  One of these loans is paying in accordance with restructured terms.  TDRs, like all other loans, are placed on nonaccrual status at management discretion or upon becoming ninety days past due.

Note 6:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, were as follows:

		December 31,
	Estimated Useful Lives	2012	2011

Land		$2,503	$2,503
Land improvements	7 to 15 years	110	120
Buildings and improvements	7 to 40 years	4,860	4,791
Furniture, fixtures and equipment	3 to 10 years	3,743	4,109
Construction in progress		24	88
		11,240	11,611
Less accumulated depreciation and amortization		3,739	4,107
Net premises and equipment		$7,501	$7,504

Note 7:	Other Assets Held for Sale

At December 31, 2012 other assets held for sale totaled $340 and consisted of a former drive-thru location in Clarksville, Tennessee associated with the old downtown main office.  During 2012, the bank sold the former St. Bethlehem branch building and land which had $192 of book value, removed in August.  A resulting gain of $546 was recognized at that time.

Note 8:	Deposits

Year-end deposits were as follows:

	December 31,
	2012	2011

Non-interest bearing demand deposits	$26,978	$28,062
Interest bearing deposits:
Savings	42,414	44,003
Checking	61,900	59,430
Money market	29,408	30,927
Time deposits	89,751	70,162
Total interest bearing deposits	223,473	204,522

Total deposits	$250,451	$232,584

Presented below is a summary of interest expense by each significant category of deposits:

	December 31,
	2012	2011

NOW	$351	$378
Money market	190	261
Savings	208	349
Time deposits	1,043	1,149
Total interest expense	$1,792	$2,137

At December 31, 2012, the scheduled maturities of time deposit were as follows:

2013	$68,540
2014	15,887
2015	4,196
2016	782
2017	343
2018 and thereafter	3
$89,751

Scheduled maturities of jumbo time deposits at December 31, 2012, were as follows:

Due within three months or less	$15,988
Due after three months and within six months	5,145
Due after six months and within twelve months	12,487
Due after twelve months	11,605
$45,225

Note 9:	Borrowed Funds

Short- term borrowings.  Short-term borrowings consist of Federal Home Loan Bank (“FHLB”) overnight advances and federal funds purchased and securities sold under agreements to repurchase.  Federal funds purchased are short-term borrowings that typically mature within one to ninety days and reprice daily.  As of December 31, 2012 and 2011 the balances of short-term advances from FHLB were $-0-  and $10,500, respectively.  Securities sold under agreements to repurchase consist of customer funds that are invested overnight in investment securities.   The following table shows the distribution of short-term borrowings, the weighted average interest rates thereon and the maximum month-end balance at the end of each of the last two years.

FHLB Short Term Advances	December 31, 2012	December 31, 2011
Balance at Year End	$-	$10,500
Weighted Avg Rate at Year End	-%	0.049%
Average Balance During the Year	1,260	682
Weighted Avg Rate During the Year	0.106%	0.073%
Maximum month-end Balance	5,500	10,500

Fed Funds Purchased
Balance at Year End	$-	$-
Weighted Avg Rate at Year End	-	-
Average Balance During the Year	19	66
Weighted Avg Rate During the Year	1.27%	1.27%
Maximum month-end Balance	-	-

Securities Sold Under Agreements to Repurchase
Balance at Year End	$982	$4,176
Weighted Avg Rate at Year End	0.25%	0.74%
Average Balance During the Year	6,859	5,475
Weighted Avg Rate During the Year	0.51%	1.69%
Maximum month-end Balance	13,227	10,044

Other short-term borrowings include our liability related to mortgage loans available for repurchase under GNMA optional repurchase programs.

Federal Home Loan Bank Long-Term Borrowings.  At December 31, 2012 and 2011,The Bank had fixed rate putable advances maturing on January 14, 2015 in the amount of $13,000, putable on January 14, 2010 and quarterly thereafter, with a weighted average rate of 2.99%.  Pursuant to collateral agreements with the FHLB, non-repurchase advances and other overnight facilities, which the Bank utilizes, are secured by qualifying first mortgage loans, commercial real estate, FHLB stock and interest-bearing demand deposits with the FHLB.

Structured Repurchase Agreements.  In a leverage strategy, on April 30, 2008, the Bank entered into two balance sheet leverage transactions (which consisted of four separate repurchase agreements, as set forth below) whereby it borrowed a total of $35,000 in multiple rate repurchase agreements with an initial weighted average cost of 3.67% and invested the proceeds in U. S. Agency pass-through Mortgage Backed Securities (the “Securities”), which were pledged as collateral.  The Bank secured the borrowed funds by Securities valued at 116% of the outstanding principal balance of the borrowings.  The borrowings have original maturity dates ranging from four to ten years, with a weighted average maturity of 5.9 years and certain borrowings have a call option starting with periods ranging from one to two years after origination and are continuously callable after the initial call date.  During the term, any collateral that is subject to maturity or call is replaced with other U. S. Agency instruments approved by the lender.

A summary of the material terms of each agreement originated on April 30, 2008 is set forth below.

Term Repurchase Agreements:	Outstanding at
December 31, 2012
$10,000 Repurchase agreement - rate 3.28%, due April 30, 2018, callable after April 30, 2011	$10,000
$5,000 Repurchase agreement - rate 2.96%, due April 30, 2018, callable after April 30, 2010	5,000
$10,000 Repurchase agreement - rate 3.71%, due April 30, 2013, callable after April 30, 2011, with embedded interest cap	10,000
$25,000

Term Repurchase Agreements:	Outstanding at
December 31, 2011
$10,000 Repurchase agreement - rate 3.28%, due April 30, 2018, callable after April 30, 2011	$10,000
$5,000 Repurchase agreement - rate 2.96%, due April 30, 2018, callable after April 30, 2010	5,000
$10,000 Repurchase agreement - rate 3.71%, due April 30, 2013, callable after April 30, 2011, with embedded interest cap	10,000
$10,000 Repurchase agreement - rate 4.39%, due April 30, 2012, with embedded interest cap starting April 30, 2010	10,000
$35,000

Note 10:	Income Taxes

The Company files federal and Tennessee state income tax returns. The federal income tax returns for 2008 and later years, and the Tennessee income tax returns for 2009 and later years are still subject to federal, state, local, or non-US income tax examinations by tax authorities.

When income and expenses are recognized in different periods for tax purposes, applicable deferred taxes are provided in the consolidated financial statements.  If necessary, we recognize interest and penalties accrued relative to unrecognized tax benefits in their respective federal or state income tax accounts.  As of December 31, 2012, the Company did not have any liabilities recorded for uncertain tax positions.

Income tax expense consists of the following:

	Year Ended December 31,
	2012	2011

Current income taxes:
Federal	$49	$1,150
State	(36)	(93)
Deferred income taxes:
Federal	1,303	(236)
State	219	300
Income tax expense	$1,535	$1,121

A reconciliation of income tax expense at the statutory rate to the Bank’s actual income tax expense is shown below:

	Year Ended December 31,
	2012		2011
	Dollars	%	Dollars	%

Computed at the statutory rate (34%)	$1,338	34.00%	$1,027	34.00%
Increase (decrease) resulting from:
State income taxes, net of federal effect	121	3.08	141	4.68
Tax-exempt interest income, net	(111)	(2.82)	(104)	(3.46)
Other	187	4.76	57	1.88
Income tax expense	$1,535	39.02%	$1,121	37.10%

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	December 31,
	2012	2011

Deferred tax assets:
Allowance for loan losses	$2,013	$1,633
Deferred compensation	720	783
Other-than-temporary impairment	-	1,874
Other	738	747
	3,471	5,037

Deferred tax liabilities:
FHLB dividends	(953)	(953)
Unrealized gains on available-for-sale securities	(1,421)	(1,805)
Depreciation	(160)	(352)
	(2,534)	(3,110)
Net deferred tax asset	$937	$1,927

No valuation allowance for deferred tax assets was recorded at December 31, 2012 and 2011 as management believes it is more likely than not that all of the deferred tax assets will be realized through either recoverable taxes paid in prior years or off-set of future earnings.

Retained earnings at December 31, 2012 and 2011 includes approximately $3,633 of which no provision for federal income taxes has been made.  This amount represents the tax bad debt reserve at December 31, 1987, defined as the base year reserve, which pursuant to the Tax Reform Act of 1986 was not required to be recaptured into taxable income.  If this portion of retained earnings is used in the future for any other purpose than to absorb bad debts, the amount used will be added to future taxable income. The deferred tax liability on the above amount at December 31, 2012 and 2011, if recorded, would be approximately $1,224.

Note 11:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Bank is subject to restrictions on the amount of dividends it may declare without the prior approval of the TDFI.  Under Tennessee law, the amount of dividends that may be paid in any year is limited to that year's net income, combined with the retained net income of the preceding two years.  As of January 1, 2013, the Bank would have the ability to pay $6,188 in dividends to the Company, without regulatory approval.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below).  Management believes, as of December 31, 2012 and 2011, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2012 and 2011, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2012
Total risk-based capital (to risk-weighted assets)
First Advantage Bancorp and subsidiary	$67,648	24.97%	$21,677	8.00%	$27,096	10.00%
First Advantage Bank	57,166	21.11	21,660	8.00	27,075	10.00
Tier I capital (to risk-weighted assets)
First Advantage Bancorp and subsidiary	64,237	23.71	10,838	4.00	16,257	6.00
First Advantage Bank	53,758	19.85	10,830	4.00	16,245	6.00
Tier I capital (to adjusted total assets)
First Advantage Bancorp and subsidiary	64,237	17.81	14,425	4.00	18,032	5.00
First Advantage Bank	53,758	14.91	14,417	4.00	18,022	5.00
Tangible capital (to adjusted tangible assets)
First Advantage Bancorp and subsidiary	64,237	17.81	5,409	1.50	N/A	N/A
First Advantage Bank	53,758	14.91	5,406	1.50	N/A	N/A

As of December 31, 2011
Total risk-based capital (to risk-weighted assets)
First Advantage Bancorp and subsidiary	$67,215	24.05%	$22,358	8.00%	$27,947	10.00%
First Advantage Bank	53,238	19.03	22,386	8.00	27,983	10.00
Tier I capital (to risk-weighted assets)
First Advantage Bancorp and subsidiary	63,712	22.80	11,179	4.00	16,768	6.00
First Advantage Bank	50,447	17.96	11,193	4.00	16,790	6.00
Tier I capital (to adjusted total assets)
First Advantage Bancorp and subsidiary	63,712	17.53	14,542	4.00	18,177	5.00
First Advantage Bank	50,447	13.88	14,534	4.00	18,167	5.00
Tangible capital (to adjusted tangible assets)
First Advantage Bancorp and subsidiary	63,712	17.53	5,453	1.50	N/A	N/A
First Advantage Bank	50,447	13.88	5,450	1.50	N/A	N/A

Below is a reconciliation of GAAP and regulatory capital amounts:

	December 31,
	2012	2011

Total equity per the Bank financial statements	$56,048	$53,210
Unrealized gains on available-for-sale securities included in accumulated other comprehensive income	(2,290)	(2,763)
Tier 1 capital	53,758	50,447
Allowance for loan losses includable in Tier 2 capital	3,408	3,501
Equity investments and other assets required to be deducted	-	(710)
Total risk-based capital	$57,166	$53,238

	December 31,
	2012	2011

Total equity per the consolidated financial statements	$66,527	$66,475
Unrealized gains on available-for-sale securities included in accumulated other comprehensive income	(2,290)	(2,763)
Tier 1 capital	64,237	63,712
Allowance for loan losses includable in Tier 2 capital	3,411	3,503
Total risk-based capital	$67,648	$67,215

Note 12:	Related-Party Transactions

At December 31, 2012 and 2011, the Bank had loans outstanding to executive officers, directors and their related interests (related parties), in the amount of $11,585 and $11,184, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

	December 31,
	2012	2011
Beginning balance	$11,184	$10,498
New loans and advances	6,973	11,266
Repayments	(6,572)	(10,580)
Ending balance	$11,585	$11,184

Excluding the holding company demand deposit account, deposits from related parties held by the Bank, at December 31, 2012 and 2011, totaled $4,885 and $3,051, respectively.

Note 13:	Employee Benefits

First Advantage Bank 401(k) and Profit Sharing Plan

The Bank has a retirement savings 401(k) and profit-sharing plan covering substantially all employees.  Employees may contribute up to 100% of their compensation, up to allowable limits, with the Bank matching up to three percent on a discretionary basis (no required contributions) based on profitability and other factors.  Participants are fully vested in any deferrals and vest in any employer contributions at a rate of 20% per year of service, with full vesting after five years of service.  Employer contributions charged to expense for the years ended December 31, 2012 and 2011, were $107 and $110, respectively.  The plan was established in 2005.

First Advantage Bank Deferred Compensation Plans

The Bank has a nonqualified deferred compensation agreement with certain retired directors ending December 2012.  The charge to expense related to the agreement was $0 and $2 for the year ended December 31, 2012 and 2011, respectively.  Deferred compensation payable under this agreement totaled $0 and $62 as of December 31, 2012 and 2011, respectively.

1998 Nonqualified Deferred Compensation Plan

The Bank has a nonqualified deferred compensation plan for certain active and retired directors and certain retired and active officers.  Interest accrues on the deferred amounts at a rate tied to the rate paid by the Bank on one year certificate accounts at the beginning of each plan year.  During the initial public offering, participants were given a one-time option to move from the 1998 Nonqualified Deferred Compensation Plan to the new Nonqualified Deferred Compensation Plan.  All active participants elected the one-time option.  The remaining retired directors and officers are receiving annual payments under the terms of the deferred compensation plan.  The charge to expense for the agreement was $2 and $4 for the years ended December 31, 2012 and 2011, respectively.  Deferred compensation payable for this plan totaled $298 and $384 as of December 31, 2012 and 2011, respectively.

2007 Deferred Incentive Plan

On January 1, 2007, the Bank implemented a nonqualified deferred compensation agreement with certain executive officers, senior management and other key employees.  The agreement provides the Bank will make contributions to the plan that will vest over a three to five year period.  During the initial public offering participants were given a one-time option to move from the 2007 Deferred Incentive Plan to the new Nonqualified Deferred Compensation Plan.  All participants elected to participate in the Nonqualified Deferred Compensation Plan.  The 2007 Deferred Incentive Plan had no participants during the years ended December 31, 2012 and 2011.

Nonqualified Deferred Compensation Plan

Effective October 1, 2007, the Bank implemented a deferral plan with certain directors, executive officers, senior management and other key employees.  The plan allowed participants the option to convert other cash based deferred compensation plan awards to the new Nonqualified Deferred Compensation Plan.  Amounts transferred into the new Nonqualified Deferred Compensation Plan from the Bank’s other deferred compensation plans, which were approximately $1,500, were used by the plan to purchase shares of the Company’s stock from its initial public offering.  The provision of the conversion was a one-time event for previous plans.  Additionally directors can elect to contribute fees earned to the plan and are 100% vested.  Employees will vest based on the vesting requirements of the 2007 Deferred Incentive Plan.  The charge to expense for this plan was $0 and $138 for 2012 and 2011, respectively.  Purchased stock recorded as a contra equity account was $1,909, or 195,924  shares, and $1,845, or 187,593 shares, as of December 31, 2012 and 2011, respectively, of which $1,672 and $1,600 was 100% vested by participants as of December 31, 2012 and 2011, respectively.  All participants were 100% vested as of December 31, 2012 and 2011.   At December 31, 2012 there were 23,974 shares available for award under the plan.

	Number of Shares Awarded	Weighted-Average Fair Value

Non-vested stock as of January 1, 2011	59,235	$10.12
Purchased	8,620	13.18
Vested	56,798	10.26
Forfeited	11,057	10.26
Non-vested stock as of December 31, 2011	-	-
Purchased	8,331	13.12
Vested	8,331	13.12
Forfeited	-	-
Non-vested stock as of December 31, 2012	-	$-

The Nonqualified Deferred Compensation Plan provides for fixed payments or a lump sum payment in shares of common stock of the Company after termination from service as defined under Section 409A of the Internal Revenue Code.  The common stock purchased for this Nonqualified Deferred Compensation Plan is maintained in a Rabbi Trust (“Trust”), on behalf of the participants.  The assets of the Trust are subject to the claims of general creditors of the Company.  Dividends payable on the common stock held by the Trust are reinvested in additional shares of common stock of the Company and held in the Trust for the benefit of the participants.  Since the Nonqualified Deferred Compensation Plan does not provide for diversification of the Trust’s assets and can only be settled with a fixed number of shares of the Company’s common stock, the deferred compensation obligation is classified as a component of shareholders’ equity.  Subsequent changes in the fair value of common stock are not reflected in earnings or shareholders’ equity of the Company.  The obligations of the Company under the Nonqualified Deferred Compensation Plan, and the shares held by the Trust, have no effect on net income.

Employee Stock Ownership Plan (ESOP)

The Bank sponsors a leveraged ESOP that covers substantially all employees who meet certain age and eligibility requirements.  As part of the initial public offering the ESOP purchased 421,174 shares, or approximately 8% of the 5,264,683 shares issued in the offering with the proceeds of a 20-year loan from the Company which is payable in annual installments and bears interest at a rate of 7.5% per annum.

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan.  The loan is secured by the unallocated shares, which are held in a suspense account, and are allocated among the participants as the loan is repaid.  Cash dividends paid on allocated shares are distributed to the participants and cash dividends paid on unallocated shares are used to repay the outstanding debt of the ESOP.

ESOP shares are held by the plan trustee in a suspense account until allocated to participant accounts.  Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation.  Participants become vested in the allocated shares over a period of six years.  Any forfeited shares are allocated to other participants in the same proportion as contributions.  The Bank is obligated at the option of each beneficiary to pay out their vested allocations in either shares or cash upon the beneficiary’s termination or after retirement.

As ESOP shares are earned by the participants, the Company recognizes compensation expense equal to the fair value of the earned ESOP shares.  Total compensation expense for the years ended December 31, 2012 and 2011 was $274 and $273, respectively.  The ESOP shares as of December 31, 2012 and 2011 were as follows:

	2012	2011

Allocated shares	111,795	93,163
Repurchased shares of beneficiaries	18,617	7,955
Shares committed to be allocated	26,730	26,587
Unreleased shares	272,079	298,809
Total ESOP shares	391,987	410,604

Fair value of unreleased shares at December 31	$3,496	$3,848

2008 Equity Incentive Plan

The First Advantage Bancorp 2008 Equity Incentive Plan (“the 2008 Plan”) was approved by the Company’s stockholders at the annual meeting of stockholders held on June 11, 2008.  Under the terms of the 2008 Plan, the Company may grant stock awards and stock options to its employees, officers and directors.  The purpose of the 2008 Plan is to promote the success of the Company by linking the personal interests of its employees, officers and directors to the interests of the Company’s shareholders, and by providing participants with an incentive for remarkable performance.  All of the Company’s employees, officers and directors are eligible to participate in the 2008 Plan.  A committee appointed by the Board of Directors of the Company (which consists of at least two independent directors) (the “Committee”) serves as administrator of the 2008 Plan.  The Committee has sole authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions of awards; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2008 Plan; and make all other decisions and determinations that may be required under the 2008 Plan.

The restricted common stock awards vest at a rate of 20% per year from the date of grant.  The fair market value of the stock awards is based on the market price of the company’s stock at the date of grant.

There were no stock options exercised during 2012.  There were 55,279 stock options exercised during 2011.  The total intrinsic value of options exercised during the year ended 2012 and 2011 was $-0- and $126, respectively.  The weighted-average grant-date fair value of options granted was $3.16 and $3.79 for 2012 and 2011, respectively. We use shares repurchased under a repurchase program for share issuances upon exercise of options.

Both incentive stock options and non-qualified stock options were granted under the Plan.  The exercise price for each option was equal to the market price of the Company’s stock on the date of grant and the maximum term of each option is ten years.  The vesting period for all options is five years from the date of grant.  The Company recognizes compensation expense over the vesting period, based on the grant-date fair value of the options granted.  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.

A summary of the activity in the 2008 Plan as of December 31, 2012, is presented in the following table:

		Non-Vested Stock		Stock Options
		Awards Outstanding		Outstanding
			Weighted-		Weighted-
	Shares		Average		Average
	Available	Number	Grant-Date	Number	Exercise
	for Grant	of Shares	Fair Value	of Shares	Price

Balance, January 1, 2011	29,831	120,953	$10.29	502,837	$10.29
Granted	(5,000)	-	-	5,000	13.82
Stock options exercised	-	-	-	(55,279)	10.29
Stock awards vested	-	(29,061)	10.29	-	-
Forfeited	121,687	(33,768)	10.29	(87,919)	10.29
Balance, December 31, 2011	146,518	58,124	$10.29	364,639	$10.29
Granted	(67,500)	5,000	12.93	62,500	13.04
Stock options exercised	-	-	-	-	-
Stock awards vested	-	(29,061)	10.29	-	-
Forfeited	19,700	(2,800)	12.65	(16,900)	12.63
Balance, December 31, 2012	98,718	31,263	$10.49	410,239	$10.65

Other information regarding options outstanding and exercisable as of December 31, 2012, is as follows:

	Options Outstanding			Options Exercisable
Weighted-
Average
		Weighted-	Remaining		Weighted-
		Average	Contractual	Number	Average
	Number	Exercise	Life	of	Exercise
Range of Exercise Prices	of Shares	Price	in Years	Shares	Price
$10.03 - $13.82	410,239	$ 10.65	6.1	286,711	$ 10.30

The fair value of the 2008 Plan stock options granted is estimated on the measurement date, which, for the Company, is the date of grant using the Black-Scholes option-pricing model.  The weighted-average assumptions used to determine the fair value of options granted in 2012 are detailed in the table below:

Risk-free interest rate	1.31%
Dividend yield	1.51%
Expected market price volatility	26.57%
Expected life	7.0 Years

The total intrinsic value of vested stock options at December 31, 2012 was $733.  The total intrinsic value of non-vested stock options at December 31, 2012 was $185.

The fair value of non-vested restricted stock awards for the purposes of recognizing stock-based compensation expense is the market price of the stock award on the measurement date, which, for the Company, is the date of the award.

Stock-based compensation expense totaled $502 in 2012 and $431 in 2011.  Stock-based compensation is recognized ratably over the requisite service period for all awards.  The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was approximately $192 in 2012 and $165 in 2011.  Unrecognized stock-based compensation expense related to stock options totaled $242 at December 31, 2012.  At December 31, 2012, the weighted-average period over which the unrecognized expense related to stock options was expected to be recognized was 1.1 years.  Unrecognized stock-based compensation expense related to non-vested restricted awards was $196 at December 31, 2012.  At December 31, 2012, the weighted-average period over which unrecognized expense related to restricted stock awards was expected to be recognized was 0.7 years.

Note 14:	Disclosures About Fair Value of Financial Instruments

FASB’s ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  In general, fair values of financial instruments are based upon quoted market prices, where available.  If such quoted market prices are not available, fair value is primarily determined by matrix pricing, and in some cases, fair value is determined by an independent third party.  Valuation adjustments may be made to ensure that financial statements are recorded at fair value.  These adjustments may include amounts to reflect counterparty credit quality as well as unobservable parameters.  Any such valuation adjustments are applied consistently over time. The fair value hierarchy gives the highest priority to a valuation based on quoted prices in active markets for identical assets and liabilities (Level 1), moderate priority to a valuation based on quoted prices in active markets for similar assets and liabilities and/or based on assumptions that are observable in the market (Level 2), and the lowest priority to a valuation based on assumptions that are not observable in the market (Level 3).  The following methods and assumptions are used by the Company to estimate the fair values of the Company’s financial assets and liabilities on a recurring basis:

Available-for-Sale Securities

The fair values of securities available for sale are determined by a matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  Level 2 securities include U. S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions, asset-backed and other securities.  Level 3 securities include preferred term securities that are not traded in an active market with a fair value determined by an independent third party.

Fair Value of Assets Measured on a Recurring Basis

Assets measured at fair value on a recurring basis are summarized below:

December 31, 2012	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available for sale securities:
U.S. Treasury	$5,735	$5,735	$-	$-
U.S. Government agencies	6,996	-	6,996	-
Mortgage-backed securities	28,192	-	28,192	-
Collateralized mortgage obligations	2,295	-	2,295	-
State and political subdivisions	11,449	-	11,449	-
Corporate debt securities	-	-	-	-

Activity in assets measured using Level 3 inputs during the year was as follows:
Balance of corporate debt securities, January 1, 2012	$ 177
Less reclassification adjustment for realized gains included in income	(177)
Sales	(474)
Realized gain included in non-interest income	474
Balance of corporate debt securities, December 31, 2012	$ -

December 31, 2011	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available for sale securities:
U.S. Treasury	$6,075	$6,075	$-	$-
U.S. Government agencies	8,022	-	8,022	-
Mortgage-backed securities	42,896	-	42,896	-
Collateralized mortgage obligations	2,490	-	2,490	-
State and political subdivisions	10,619	-	10,619	-
Corporate debt securities	177	-	-	177

Activity in assets measured using Level 3 inputs during the year was as follows:
Balance, January 1, 2011	$57
Purchases, sales, issuances and settlements	(55)
Unrealized gains included in other comprehensive income	175
Balance, December 31, 2011	$177

Fair Value of Assets Measured on a Nonrecurring Basis

Certain assets may be recorded at fair value on a nonrecurring basis.  These nonrecurring fair value adjustments typically result from the application of lower of cost or market accounting or a write-down occurring during the period.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2012 and December 31, 2011.

December 31, 2012	Level 1	Level 2	Level 3	Nonrecurring Fair Value Adjustments Twelve Months Ended December 31, 2012

Impaired loans			$3,440	$(504)
Other real estate owned			524	(49)

December 31, 2011	Level 1	Level 2	Level 3	Nonrecurring Fair Value Adjustments Twelve Months Ended December 31, 2011

Impaired loans			$1,513	$(561)
Other real estate owned			541	(38)

The following methods and assumptions are used by the Company to estimate the fair values of the Company’s financial assets and liabilities on a nonrecurring basis:

Mortgage Loans Held For Sale

Mortgage loans held for sale are carried at the lower of cost or fair value.  They consist of residential mortgage loans held for sale that are valued based on traded market value of similar assets where available and/or discounted cash flows at market interest rates. They are recorded at cost in the consolidated balance sheets at December 31, 2012 and 2011.

Other Assets Held for Sale

Other assets held for sale represents real estate that is not intended for use in operations and recorded at lower of cost or estimated fair value on a nonrecurring basis. Fair value is based upon independent market prices, appraised values or management’s estimation of the value. When the fair value is based on an observable market price or current appraised value, the Company classifies the asset as Level 2.  They are recorded at cost in the consolidated balance sheets at December 31, 2012 and 2011.

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets are carried at lower of cost or estimated fair value.  The estimated fair value of the real estate or repossessed asset is determined through current appraisals, or management’s best estimate of the value and adjusted as necessary, by management, to reflect current market conditions.  As such, other real estate owned and repossessed assets are generally classified as Level 3.

Impaired Loans

While the overall loan portfolio is not carried at fair value, the Company periodically records nonrecurring adjustments to the carrying value of loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Nonrecurring adjustments also include certain impairment amounts for collateral dependent loans when establishing the allowance for loan losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In determining the value of real estate collateral, the Company relies on external appraisals and assessment of property values by its internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgments based on the experience and expertise of internal specialists. Because many of these inputs are not observable, the measurements are classified as Level 3.

The “Fair Value Measurement and Disclosures” topic of the FASB ASC requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The estimated fair value approximates carrying value for cash and cash equivalents and the cash surrender value of life insurance policies. The methodologies for other financial assets and financial liabilities are discussed below.

The year-end estimated fair values of financial instruments were as follows for the dates indicated:

At December 31, 2012

	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Financial assets
Cash and cash equivalents	$20,165	$20,165	$20,165	$-	$-
Available-for-sale securities	54,667	54,667	5,735	48,932	-
Loans held for sale	1,348	1,348	-	1,348	-
Loans, net of allowance for loan losses	265,161	260,632	-	260,632	-
FHLB stock	2,988	2,988	-	2,988	-
Mortgage derivative assets	1	1	-	1	-

Financial liabilities
Deposits	$250,451	$250,665	$-	$250,665	$-
Securities sold under agreement to repurchase	982	982	-	982	-
FHLB advances	13,000	13,631	-	13,631	-
Other borrowings	25,000	27,091	-	27,091	-
Mortgage derivative liabilities	1	1	-	1	-

At December 31, 2011

	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Financial assets
Cash and cash equivalents	$10,756	$10,756	$10,756	$-	$-
Available-for-sale securities	70,279	70,279	6,075	64,027	177
Loans held for sale	5,509	5,509	-	5,509	-
Loans, net of allowance for loan losses	259,534	262,715	-	262,715	-
FHLB stock	2,988	2,988	-	2,988	-
Mortgage derivative assets	1	1	-	1	-

Financial liabilities
Deposits	$232,584	$232,841	$-	$232,841	$-
Securities sold under agreement to repurchase	4,176	4,176	-	4,176	-
FHLB advances	23,500	24,329	-	24,329	-
Other borrowings	35,000	37,478	-	37,478	-
Mortgage derivative liabilities	2	2	-	2	-

General

For short-term financial instruments realizable in three months or less, the carrying amount approximates fair value.

Cash and Cash Equivalents

The carrying amount approximates fair value, primarily due to their short-term nature.  Cash and cash equivalents are classified within Level 1 of the fair value hierarchy.

Federal Home Loan Bank Stock

The fair value of stock in the Federal Home Loan Bank equals the carrying value reported in the balance sheet.  This stock is redeemable at full par value only by the Federal Home Loan Bank.  The Company’s Federal Home Loan Bank stock is classified within Level 2 of the fair value hierarchy.

Other Investments

Other investments consist of time deposits placed with other banks and is calculated based on present value of future cash flows.  Other investments are classified within Level 2 of the fair value hierarchy.

Available-for-Sale Securities

The fair values of securities available for sale are determined by a matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  Level 1 securities include U.S. Treasury securities.  Level 2 securities include U. S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions, asset-backed and other securities.  Level 3 securities include preferred term securities that are not traded in an active market with a fair value determined by an independent third party.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.  These are classified within Level 2 of the fair value hierarchy.

Deposits

The fair values disclosed for demand deposits, both interest-bearing and noninterest-bearing, are, by definition, equal to the amount payable on demand at the reporting date. The fair values of certificates of deposit and individual retirement accounts are estimated using a discounted cash flow based on currently effective interest rates for similar types of accounts.  Deposits are classified within Level 2 of the fair value hierarchy.

Securities Sold Under Agreement to Repurchase

Securities sold under agreement to repurchase are transacted with customers as a way to enhance our customers’ interest-earning ability.  The Company does not consider customer repurchase agreements to be a wholesale funding source, but rather an additional treasury management service provided to our customer base. Our customer repurchase agreements are based on an overnight investment sweep that can fluctuate based on our customers’ operating account balances.  These are classified within Level 2 of the fair value hierarchy.

Federal Home Loan Bank Advances and Other Long-term Debt

Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.  These are classified within Level 2 of the fair value hierarchy.

Other Borrowings

On April 30, 2008, the Bank entered into two balance sheet leverage transactions whereby it borrowed a total of $35 million in multiple rate repurchase agreements and invested the proceeds in U. S. Agency pass-through Mortgage Backed Securities, which were pledged as collateral.  The fair values disclosed are based on third party modeling of the debt structure.  The Company’s other borrowings are classified within Level 2 of the fair value hierarchy.

Commitments to Originate Loans, Forward Sale Commitments, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair value of forward sale commitments is estimated based on current market prices for loans of similar terms and credit quality.  The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.  These are classified within Level 2 of the fair value hierarchy.

Note 15:	Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments have fixed expiration dates or other termination clauses and may require payment of a fee.  Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2012 and 2011, the Bank had outstanding commitments to originate loans aggregating $1,913 and $2,368, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Bank plans to fund within a normal period of 60 to 90 days, and which are intended for sale to investors in the secondary market.  Total mortgage loans in the process of origination amounted to approximately $3.3 million and $855, and mortgage loans held for sale amounted to $1,348 and $5,509 at December 31, 2012 and 2011, respectively.

The Bank had recourse commitments on loans sold on the secondary market of approximately $13,838 and $10,839 at December 31, 2012 and 2011, respectively.  Recourse provisions expire within one to six months from the date of transfer.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.  Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid.

The Bank had total outstanding standby letters of credit amounting to $1,550 and $1,076 at December 31, 2012 and 2011, respectively, with terms generally ranging from 90 days to 13 months.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Lines of credit have fixed expiration dates.  Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.  Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2012, the Bank had granted unused lines of credit to borrowers aggregating approximately $25,680 and $11,762 for commercial lines and open-end consumer lines, respectively.  At December 31, 2011, the Bank had granted unused lines of credit to borrowers aggregating approximately $31,083 and $11,311 for commercial lines and open-end consumer lines, respectively.

Note 16:	Derivatives

The Bank enters into interest rate lock commitments, which are commitments to originate mortgage loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate.  The Bank had $1,927 and $2,911 in total notional amount of interest rate lock commitments with a fair value of $1 and (1) at December 31, 2012 and December 31, 2011, respectively.  The Bank manages market risk on the interest rate lock commitments and mortgage loans held for sale with corresponding forward sale commitments, which are recorded at fair value with changes to fair value recorded in net gains on sales of loans held for sale.  The Bank had $3,329 and $8,385 in total notional amount related to these forward sale commitments with a fair value of $1 and $(2) at December 31, 2012 and December 31, 2011, respectively.  Changes in fair value are recorded in other assets or other liabilities on the consolidated balance sheet, depending on their balance.  The adjustment to net gains on mortgage loans held for sale as a result of interest rate lock commitments and forward sale commitments was $0 for December 31, 2012 and December 31, 2011, respectively.

Note 17:	Parent Company Condensed Financial Statements

The condensed year-end 2012 and 2011 financial statements, pertaining only to First Advantage Bancorp, are as follows:

	December 31,
Balance Sheet	2012	2011
	(Dollars in thousands)
Assets
Cash and cash equivalents	$7,291	$9,929
Investment in subsidiaries	56,047	53,210
ESOP trust loan receivable	2,953	3,162
Income tax receivable	47	13
Prepaid and other assets	200	200
Total Assets	$66,538	$66,514

Liabilities and Stockholders’ Equity
Other liabilities	$11	$39
Stockholders’ equity	66,527	66,475
Total Liabilities and Stockholder’s Equity	$66,538	$66,514

	Year Ended	Year Ended
Condensed Statement of Income	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Income
ESOP loan interest	$238	$252
Interest on reverse repurchase agreement	3	20
Total income	241	272

Operating expenses	316	345

Loss before equity in undistributed net loss of subsidiaries	(75)	(73)

Equity in undistributed net income of subsidiaries	2,475	1,973
Net income	$2,400	$1,900

	Year Ended	Year Ended
Statement of Cash Flows	December 31, 2012	December 31, 2011
	(Dollars in thousands)

Operating Activities
Net income	$2,400	$1,900
Items not requiring (providing) cash
Equity in undistributed net income of subsidiaries	(2,475)	(1,973)
Change in other assets	(34)	13
Change in other liabilities	(55)	12
Net cash used in operating activities	(164)	(48)

Investing Activities
Proceeds from repayment of ESOP loan from subsidary	209	200
Net cash provided by investing activities	209	200

Financing Activities
Stock purchased/retired - repurchase program	(1,812)	(2,923)
Cash received upon exercise of employee stock options	-	570
Cash paid for dividends	(871)	(923)
Net cash used in financing activities	(2,683)	(3,276)
Decrease in cash and cash equivalents	(2,638)	(3,124)
Cash and cash equivalents, beginning of year	9,929	13,053
Cash and cash equivalents, end of year	$7,291	$9,929

Note 18:	Quarterly Financial Information (unaudited)

The quarterly financial statements presented below reflect all adjustments which are, in the opinion of management, necessary to fairly present results of operations for the interim periods indicated:

Unaudited
	Three Months Ended
2012	March 31	June 30	September 30	December 31
	(Dollars in thousands)
Interest and dividend income	$4,556	$4,494	$4,329	$4,453
Interest expense	889	825	762	747
Net interest income	3,667	3,669	3,567	3,706
Provision for loan losses	227	239	768	234
Net interest income after provision for loan losses	3,440	3,430	2,799	3,472
Securities gains (losses)	474	-	-	4
Non-interest income	570	669	1,174	692
Non-interest expense	2,956	3,148	3,411	3,274
Income before provision for income taxes	1,528	951	562	894
Provision for income taxes	603	356	120	456
Net income	$925	$595	$442	$438
Basic net income per common share	$0.23	$0.15	$0.11	$0.11
Diluted net income per common share	$0.22	$0.14	$0.11	$0.10

	Three Months Ended
2011	March 31	June 30	September 30	December 31
	(Dollars in thousands)
Interest and dividend income	$4,370	$4,437	$4,350	$4,498
Interest expense	1,029	997	970	907
Net interest income	3,341	3,440	3,380	3,591
Provision for loan losses	255	233	235	244
Net interest income after provision for loan losses	3,086	3,207	3,145	3,347
Securities gains (losses)	-	-	25	-
Non-interest income	579	683	617	618
Non-interest expense	3,117	3,066	2,928	3,175
Income before provision for income taxes	548	824	859	790
Provision for income taxes	190	338	333	260
Net income	$358	$486	$526	$530
Basic net income per common share	$0.09	$0.12	$0.13	$0.13
Diluted net income per common share	$0.08	$0.11	$0.12	$0.12

F-46